UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Almanor Avenue, Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2005, Atheros Communications, Inc. (“Atheros”) entered into a lease agreement dated as of April 8, 2005, with Prentiss Properties Acquisition Partners, L.P. for our corporate headquarters and primary research and development and operations facilities. The premises leased occupy approximately 87,300 square feet in Santa Clara, California. The right of Atheros to fully occupy the premises commences on June 1, 2005 and terminates on July 1, 2010. We have the right to extend the term for two additional three-year periods under certain circumstances. We also have a right of first offer under the lease agreement to lease additional space under certain circumstances.

Prior to October 1, 2005, there is no monthly rent obligation. From October 1, 2005 through May 31, 2006, the base monthly rent is $91,695. On June 1, 2006, the base monthly rent will increase by approximately $4,366 and will increase by an additional $4,366 on June 1 of each subsequent year of the lease term.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

On April 14, 2005, Atheros entered into a lease agreement dated as of April 8, 2005, with Prentiss Properties Acquisition Partners, L.P. for our corporate headquarters and primary research and development and operations facilities. See Item 1.01 above for a description of the terms of the lease agreement, which description is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Lease Agreement, dated as of April 8, 2005, between the Registrant and Prentiss Properties Acquisition Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2005

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Lease Agreement, dated as of April 8, 2005, between the Registrant and Prentiss Properties Acquisition Partners, L.P.